Exhibit 99.1

Jones Soda Co. Reports Fiscal 2010 Fourth Quarter and Year-End Results

SEATTLE--(BUSINESS WIRE)--March 10, 2011--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the fourth quarter and year ended December 31, 2010. The Company reported a net loss of $1.8 million, or ($0.06) per share, for the quarter ended December 31, 2010, a 59% improvement from the fourth quarter 2009 net loss of $4.5 million, or ($0.17) per share. The Company reported a net loss of $6.1 million, or ($0.22) per share, for 2010, an improvement of 42% over the 2009 net loss of $10.5 million, or ($0.40) per share.

William Meissner, President & Chief Executive Officer, stated, “During the fourth quarter we continued to witness the positive effects of our turnaround strategy. With a greater emphasis on our core glass bottle business, our year-over-year gross profit as a percentage of revenue in the fourth quarter improved and our expenses continued to decline due to our cost control measures executed over the past year. While we still have much work ahead of us, we are pleased with the progress made in 2010 toward stabilizing the business and creating a more solid growth platform for the future. As we move forward, we are committed to profitably expanding our glass bottles and reinvigorating demand for our recently re-launched WhoopAss Energy Drink. We believe that the turnaround strategy that we are executing, has positioned us to now start strategically expanding our market share.”

Fourth Quarter Review – Comparison of Quarters ended December 31, 2010 and December 31, 2009

  Revenue decreased 27% to $3.1 million for the quarter ended December 31, 2010, compared to $4.3 million in the fourth quarter of 2009.
  Gross profit increased to $557,000 for the quarter ended December 31, 2010, compared to a negative $1.1 million in the corresponding period a year ago. This increase primarily resulted from the impact of a $2.0 million charge in the fourth quarter of 2009, consisting of a $1.6 million write-down of excess GABA inventory and a $422,000 impairment of equipment located at a co-packer relating to our concentrate soda distribution (CSD) channel. The fourth quarter of 2010 includes an additional write-down of the remaining GABA inventory totaling $162,000. For the quarter ended December 31, 2010, gross profit as a percentage of revenue increased to 18%.
  Operating expenses decreased 21% to $2.6 million, compared to the corresponding period a year ago, and were benefited by cost containment measures, including the reductions in workforce enacted during 2009.
  Net loss improved 59% to $1.8 million, or ($0.06) per share, for the quarter ended December 31, 2010, from the fourth quarter 2009 net loss of $4.5 million, or ($0.17) per share.
  Cash provided by operations during the quarter ended December 31, 2010 was $83,000 versus cash used in operations of $1.1 million during the fourth quarter of 2009. Our cash for the fourth quarter 2010 increased $2.9 million as a result of completing two draw downs under our equity line credit arrangement for net proceeds of approximately $3.0 million.

Full Year Review – Comparison of Year ended December 31, 2010 and December 31, 2009

  Revenue decreased 33% to $17.5 million for the year ended December 31, 2010, compared to $26.0 million in 2009.
  Gross profit increased 4% to $4.0 million for the year ended December 31, 2010, compared to gross profit of $3.9 million a year ago. This increase primarily resulted from a $2.2 million charge in the prior year, consisting of a $1.8 million write-down of excess GABA inventory and a $422,000 impairment of equipment located at a co-packer relating to our CSD channel. An additional write-down of the remaining GABA inventory totaling $506,000, was recorded in 2010. For the year ended December 31, 2010, gross profit as a percentage of revenue increased to 23%, compared to 15% for the year ended December 31, 2009.
  Operating expenses for the year ended December 31, 2010 decreased 26% to $10.7 million, compared to the prior year and were benefited by cost containment measures, including our reductions in workforce during 2009.
  Provision for income taxes for the year ended December 31, 2010 was a benefit of $338,000, and reflects a credit due to a non-recurring tax refund allowed from our Canadian operations, compared to an expense of $72,000 a year ago.
  Cash used in operations during 2010 decreased to $3.5 million, from $7.3 million during the prior year.

Balance Sheet

As of December 31, 2010, the Company had cash and cash equivalents of approximately $5.4 million and working capital of approximately $8.1 million. Cash provided by operations during the quarter ended December 31, 2010 totaled $83,000. As of December 31, 2010, inventories were $2.3 million compared to $3.7 million as of December 31, 2009. As previously disclosed, during the first quarter of 2011, we completed our final draw down and sale under the equity line of credit arrangement for net proceeds of $2.2 million, and the equity line automatically terminated per its terms.

Conference Call

The Company will discuss its results for the quarter and year ended December 31, 2010 and its business outlook on its scheduled conference call today, March 10, 2011 at 1:30 p.m., Pacific time (4:30 p.m. ET). This call is being webcast and can be accessed by visiting the Investor section of our website at www.jonessoda.com. Investors may also listen to the call via telephone by dialing (719) 325-2418 (confirmation code: 7200608). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 7200608) through March 17, 2011, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the continuing effectiveness of Jones Soda's turnaround strategy and cost-containment measures, Jones Soda's prospects for long-term growth, and Jones Soda's ability to increase demand and profitably expand market share in the future. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its 2011 operating plan; its ability to secure additional financing or to generate sufficient cash flow from operations; its ability to use the net proceeds from any financings to improve its financial condition or market value; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to receive returns on its trade spending and slotting fee expenditures; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of current and future litigation; and its ability to develop new products to satisfy customer preferences; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2010. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2010	2009	2010	2009

Revenue	$3,143	$4,304	$17,526	$26,013
Cost of goods sold	2,424	3,390	12,978	19,875
Write-down of excess GABA inventory and impairment of fixed assets	162	2,038	506	2,248

Gross profit	557	(1,124)	4,042	3,890
Gross profit %	17.7%	(26.1)%	23.1%	15.0%
Licensing revenue	6	11	31	81
Operating expenses:
Promotion and selling	1,265	1,669	4,676	7,820
General and administrative	1,298	1,589	5,983	6,596

	2,563	3,258	10,659	14,416

Loss from operations	(2,000)	(4,371)	(6,586)	(10,445)
Other income (expense), net	123	35	142	(30)

Loss before income tax	(1,877)	(4,336)	(6,444)	(10,475)
Income tax benefit, net	35	(161)	338	(72)

Net loss	$(1,842)	$(4,497)	$(6,106)	$(10,547)

Net loss per share, basic and diluted	$(0.06)	$(0.17)	$(0.22)	$(0.40)
Weighted average basic and diluted common shares outstanding	28,342,274	26,426,171	27,172,697	26,433,645

	Three Months Ended December 31,		Twelve Months Ended December 31,

Case Sale Data (288-ounce equivalent):	2010	2009	2010	2009

Finished products cases	228,220	365,200	1,324,100	2,057,000
Concentrate cases	—	130,200	110,800	816,000

Total cases	228,200	495,400	1,434,900	2,873,000

JONES SODA CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$5,448	$4,975
Accounts receivable	2,220	2,508
Tax receivable	480	11
Inventory, net	2,279	3,711
Prepaid expenses and other current assets	305	487

Total current assets	10,732	11,692
Fixed assets	296	807
Other assets	435	1,035

Total assets	$11,463	$13,534

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$853	$1,397
Accrued liabilities	1,592	1,571
Taxes payable	146	69
Note payable, current portion	—	125

Total current liabilities	2,591	3,162
Note payable	—	219
Long-term liabilities — other	2	—

Shareholders’ equity
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 30,418,301 and 26,427,989 shares, respectively	47,917	43,925
Additional paid-in capital	6,570	5,771
Accumulated other comprehensive income	450	418
Accumulated deficit	(46,067)	(39,961)

Total shareholders’ equity	8,870	10,153

Total liabilities and shareholders’ equity	$11,463	$13,534

CONTACT:
Michael O'Brien, Chief Financial Officer, Jones Soda Co.
206-624-3357
or
mobrien@jonessoda.com